EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED PARTNERSHIP INTERESTS AT THIS

TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE PARTNERSHIP’S TENDER OFFER.

October 17, 2003

Dear Morgan Stanley Institutional Fund of Hedge Funds LP Limited Partner:

        We are writing to inform you of important dates relating to a tender offer by Morgan Stanley Institutional Fund of Hedge Funds LP (the “Partnership”). If you are not interested in redeeming your limited partnership interests or a portion of your interests in the Partnership (“Interests”) at this time, please disregard this notice and take no action.

        The tender offer period will begin on October 17, 2003 and will end at 12:00 midnight New York time on December 1, 2003, but tenders of Interests must be submitted no later than November 17, 2003. The purpose of the tender offer is to provide liquidity to limited partners of the Partnership that hold Interests. Interests may be presented to the Partnership for purchase only by tendering them during one of the Partnership’s announced tender offers.

        Should you wish to tender your Interest or a portion of your Interest for purchase by the Partnership during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope no later than November 17, 2003. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

        All tenders of Interests must be received by Morgan Stanley Alternative Investment Partners LP (“MSAIP”), either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order no later than November 17, 2003.

        If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call Robin Coroniti at MSAIP (610) 260-7600.

Sincerely,

Morgan Stanley Institutional Fund of Hedge Funds LP